Exhibit 99.1

FOR IMMEDIATE RELEASE

Navidea Biopharmaceuticals Announces Board Member Resignation

– Dr. Jess Jones Leaving Board for Personal Reasons –

DUBLIN, OHIO – July 15, 2013 – Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB), a biopharmaceutical company focused on precision diagnostic radiopharmaceuticals, today announced that Jess Emery Jones, MD, has resigned from his position as a member of Navidea’s Board of Directors for personal reasons, effective July 9, 2013. Dr. Jones has served on the Board of Directors since April 2011. The Company’s Compensation, Nominating and Governance Committee expects to undertake a process in the near future to evaluate Board composition.

“Jess has been an important member of the Navidea Board for the last few years and played a strong hand in building our leadership in precision diagnostics,” said Gordon Troup, Chairman, on behalf of Navidea’s Board of Directors. “We will miss Jess’s participation in the Board room and wish him well in his future endeavors.”

“Jess’s vision and leadership helped guide Navidea through a period of great change and achievement," said Dr. Mark Pykett, Chief Executive Officer of Navidea. "I have enjoyed working with Jess and will miss his counsel and guidance.”

About Navidea Biopharmaceuticals Inc.

Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB) is a biopharmaceutical company focused on the development and commercialization of precision diagnostics and radiopharmaceutical agents. Navidea is actively developing four radiopharmaceutical agent platforms – Lymphoseek®, NAV4694, NAV5001 and RIGScan™ – to help identify the sites and pathways of undetected disease and enable better diagnostic accuracy, clinical decision-making and, ultimately, patient care. Navidea’s strategy is to deliver superior growth and shareholder return by bringing to market novel radiopharmaceutical agents and advancing the Company’s pipeline through selective acquisitions, global partnering and commercialization efforts. For more information, please visit www.navidea.com.

Source: Navidea Biopharmaceuticals, Inc.

Navidea Biopharmaceuticals	Stern Investor Relations, Inc.
Brent Larson, 614-822-2330	Beth DelGiacco, 212-362-1200

Executive VP & CFO

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